UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 29, 2006

ACTUANT CORPORATION

(Exact name of Registrant as specified in its charter)

Wisconsin	1-11288	39-0168610
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13000 West Silver Spring Drive

Butler, Wisconsin 53007

Mailing address: P.O. Box 3241, Milwaukee, Wisconsin 53201

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (414) 352-4160

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 22, 2006, Actuant Corporation (the “Company”) announced that it had entered into an Agreement and Plan of Merger to acquire the stock of Maxima Holding Company, Inc. (“Maxima”) from an investor group led by HB Equity Partners as described more fully below.

Under the terms of the merger agreement, a wholly-owned subsidiary of the Company, MHCI Acquisition Corp., merged with and into Maxima, with Maxima continuing as the surviving corporation. Total consideration for the transaction was $91 million, including the assumption of approximately $1.9 million of Maxima’s debt, and is subject to an upward or downward adjustment based on final working capital balances. Funding for the transaction came from the Company’s revolving credit facility.

In connection with the merger, Maxima was required to repay any outstanding senior indebtedness other than such indebtedness as was expressly assumed by the Company. Of the consideration paid, $6 million was placed in escrow to indemnify the Company for any claims made by the Company in connection with losses incurred, if any, as a result of the breach of certain representations or warranties made by Maxima or the failure by Maxima to perform certain covenants, agreements or obligations to which it has committed.

Item 7.01 Regulation FD Disclosure.

A copy of the press release issued December 22, 2006 announcing the merger is being furnished as Exhibit 99.1 to this report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release of the Company dated December 22, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTUANT CORPORATION (Registrant)

Date: December 29, 2006	By:	/s/ Andrew G. Lampereur
Andrew G. Lampereur
Executive Vice President and Chief Financial Officer